Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
DIANA SHIPPING INC.
of
Up to 3,125,000 Shares of its Common Stock
at a Purchase Price of $3.20

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., EASTERN TIME, ON MAY 13, 2019
UNLESS THE OFFER IS EXTENDED.

Diana Shipping Inc., a Marshall Islands corporation (the "Company," "we," or "us"), is offering to purchase up to 3,125,000 shares of its common stock, par value of $0.01 per share (the "common stock"), at a price of $3.20 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company.
The Offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.
The shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "DSX." On April 12, 2019, the reported closing price of the shares on the NYSE was $3.04 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 7.
Our Board of Directors has approved the Offer. However, neither the Company, nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See Section 10.
If the Offer is oversubscribed, we will purchase shares on a pro rata basis from all shareholders who properly tender shares. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT
If you desire to tender all or any portion of your shares, you should either:
(1) (a) if you hold certificates in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein), at one of its addresses shown on the Letter of Transmittal, or
(b) if you are an institution participating in The Depository Trust Company, tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or

(2) if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.
If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.
To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares.
Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.
We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to shareholders in any such jurisdiction.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

TABLE OF CONTENTS
SUMMARY TERM SHEET	ii
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS	vi
INTRODUCTION	1
THE TENDER OFFER	2
1. Terms of the Offer	2
2. Purpose of the Offer; Certain Effects of the Offer; Other Plans	3
3. Procedures for Tendering Shares	5
4. Withdrawal Rights	8
5. Purchase of Shares and Payment of Purchase Price	8
6. Conditions of the Offer	9
7. Price Range of the Shares	11
8. Source and Amount of Funds	12
9. Information About Diana Shipping Inc.	12
10. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	17
11. Effects of the Offer on the Market for Shares; Registration under the Exchange Act	18
12. Legal Matters; Regulatory Approvals	18
13. Certain Material U.S. Federal Income Tax Consequences of the Offer	18
14. Extension of the Offer; Termination; Amendment	23
15. Fees and Expenses	24
16. Miscellaneous	24

i

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. The Company is at times referred to as "we," "our" or "us." We refer to the shares of our common stock as the "shares." This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.
Who is offering to purchase my shares?
Diana Shipping Inc.
What is the Company offering to purchase?
We are offering to purchase up to 3,125,000 shares of our common stock, par value of $0.01 per share (the "common stock"). See Section 1.
What will the purchase price for the shares be and what will be the form of payment?
We are offering to purchase up to 3,125,000 shares of the common stock, at a price of $3.20 per share, net to the seller in cash, less any applicable withholding taxes and without interest.
If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.
What happens if fewer than 3,125,000 shares are tendered?
The Offer is not conditioned on any minimum number of shares being tendered. If fewer than 3,125,000 shares are properly tendered, subject to the conditions of the Offer, we will purchase all shares that are properly tendered and not properly withdrawn.
What happens if more than 3,125,000 shares are tendered?
If more than 3,125,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time (as defined herein), we will purchase shares, subject to the terms of the Offer, from all shareholders who properly tender shares, on a pro rata basis from among all shares tendered. Because of the proration provision described above, we may not purchase all of the shares that you tender. See Section 1.
You may tender all or any portion of the shares you own, even if the number of shares you own exceeds the number of shares we may accept for purchase in the Offer. If more than 3,125,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares, subject to the terms of the Offer, from all shareholders who properly tender shares, on a pro rata basis. Therefore, if you wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell.
How will the Company pay for the shares?
Assuming that the maximum of 3,125,000 shares are tendered in the Offer at the purchase price of $3.20 per share, the aggregate purchase price will be approximately $10 million. We anticipate that we will pay for the shares tendered in the Offer from funds available from cash and cash equivalents.

How long do I have to tender my shares? Can the Offer be extended, amended or terminated?
You may tender your shares until the Offer expires. The Offer will expire at the end of the day, 5:00 P.M., Eastern Time, on May 13, 2019 (the "Expiration Time"), unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee's deadline.
We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can amend the Offer in our sole discretion at any time prior to the Expiration Time (as defined herein). We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 6 are not met. See Sections 6 and 14.
How will I be notified if the Company extends the Offer or amends the terms of the Offer?
If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.
What is the purpose of the Offer?
On April 12, 2019, our Board of Directors approved a tender offer for 3,125,000 shares of our common stock, which we may accept for payment in the Offer, subject to certain limitations and legal requirements. Our Board of Directors has determined that the Offer is a prudent use of our available cash from operations and other financial resources and delivers value to our shareholders. Our Board of Directors has also determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders who do not participate in the offer to share in a higher portion of our future potential.
The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.
The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker's fees or commissions associated with open market sales.
What are the significant conditions to the Offer?
Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived, including, but not limited to:
•
No decrease in excess of 10% in the price of our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index shall have occurred during the Offer.

•
No legal action shall have been instituted, threatened, or been pending that challenges the Offer or seeks to impose limitations on our ability (or that of any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

•	No commencement or escalation of war, armed hostilities or other similar national or international calamity, shall have occurred during the Offer.
•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us or any of our subsidiaries.
•
No one (including certain groups) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our shares, other than any person who was a holder of more than 5% of our shares as of the date of this Offer to Purchase.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.
•
We shall have determined that there is not a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our common stock to be subject to delisting from the NYSE (this determination shall be made by us).

The Offer is subject to a number of other conditions described in greater detail in Section 6.
Following the Offer, will the Company continue as a public company?
Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It is a condition of our obligation to purchase shares pursuant to the Offer that we determine that there is not a reasonable likelihood that such purchase will cause the shares to be subject to delisting from the NYSE. See Section 6. Our common stock is registered under Section 12(b) of the Exchange Act, and therefore we are subject to the reporting requirements of the Exchange Act. Our common stock will continue to be registered under Section 12(b) of the Exchange Act following the completion of the Offer in accordance with its terms and conditions. See Section 11.
How do I tender my shares?
If you want to tender all or part of your shares, you must do one of the following before the end of the day, 5:00 P.M., Eastern Time, on May 13, 2019, or any later time and date to which the Offer may be extended:
•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.
•
If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.
•
If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered shares in the Offer, can I withdraw my tender?
Yes. You may withdraw any shares you have tendered at any time before the end of the day, 5:00 P.M., Eastern Time, on May 13, 2019, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after the end of the day, 5:00 P.M., Eastern Time, on May 13, 2019. See Section 4.
How do I withdraw shares I previously tendered?
To withdraw shares, your written notice of withdrawal with the required information must be received by the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.
Has the Company or its Board of Directors adopted a position on the Offer?
Our Board of Directors has approved the Offer. Neither the Company nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
Do the directors or executive officers of the Company intend to tender their shares in the Offer?
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the proportional holdings of our directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.
If I decide not to tender, how will the Offer affect my shares?
Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.
What is the recent market price of my shares?
On April 12, 2019, the reported closing price of the shares listed on the NYSE was $3.04 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

v

When will the Company pay for the shares I tender?
We will announce the results of proration and will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Offer. See Section 5.
Will I have to pay brokerage commissions if I tender my shares?
If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.
What are the U.S. federal income tax consequences if I tender my shares?
Generally, if you are a U.S. Holder (as defined in Section 13), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 13. If you are not a U.S. Holder, you will not be subject to U.S. income or withholding taxes on payments received pursuant to the Offer, unless such gross proceeds are effectively connected with the conduct by you of a trade or business within the United States. Along with your Letter of Transmittal, you are asked to submit the IRS Form W-9 or applicable version of IRS Form W-8 included with the Letter of Transmittal. Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 24% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such shareholder establishes that such shareholder is within the class of persons that is exempt from backup withholding (including certain corporations and certain foreign individuals and entities). All shareholders should review the discussion in Sections 13 regarding tax issues and consult their tax advisor with respect to the tax effects of a tender of shares.
Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?
On April 12, 2019, our Board of Directors approved the Offer. Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. See Section 9. For the avoidance of doubt, as of the date of this Offer to Purchase, we have no present intention or authority (from our board of directors) to conduct any further tender offers for our common shares or to repurchase any of our common shares outside of a tender offer, whether through a Rule 10b-18 purchase plan or otherwise. Based on future market conditions both for our common stock and the dry bulk industry as well as our future cash position, we may evaluate and determine to seek to purchase additional shares in the future.
To whom can I talk if I have questions?
If you have any questions regarding the Offer, please contact Georgeson LLC, the Information Agent for the Offer, at (800) 248-7690 or +1-781-575-2137. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains "forward-looking statements," which are statements relating to future events, future financial performance, strategies, expectations, and competitive environment. Words such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions, as well as statements in future tense, identify forward-looking statements.
You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors set forth under the caption "Risk Factors" in our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, as well as the factors relating to the transactions discussed in this Offer to Purchase and the following: fluctuations in charter hire rates and vessel values, changes in demand in the dry-bulk shipping industry, changes in the supply of vessels, changes in the Company's operating expenses, including bunker prices, crew costs, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions or labor disruptions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission, or the SEC, and the New York Stock Exchange, or the NYSE. We caution readers of this Offer to Purchase not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.
You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.
In addition, please refer to the documents incorporated by reference into this Offer to Purchase (see Section 9) for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our Company and business. Any statement contained in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION
To the Holders of our Common Stock:
We invite our shareholders to tender shares of our common stock, par value of $0.01 per share (the "common stock"). Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 3,125,000 shares at a price of $3.20 per share, net to the seller in cash, less applicable withholding taxes and without interest.
The Offer will expire at the end of the day, 5:00 P.M. Eastern Time, on May 13, 2019, unless extended.
Because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares that we do not purchase because of proration to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.
Tendering shareholders whose shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 of this Offer to Purchase.
Our Board of Directors has approved the Offer. However, neither the Company, nor its Board of Directors, the Depositary, or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the proportional holdings of our directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.
As of April 12, 2019, there were 101,874,965 shares of our common stock issued and outstanding. The 3,125,000 shares that we are offering to purchase hereunder represent approximately 3.1% of the total number of issued shares of our common stock as of April 12, 2019. The shares are listed and traded on the NYSE under the symbol "DSX". On April 12, 2019, the closing price of the shares as quoted on the NYSE was $3.04 per share.

Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 7.

THE OFFER
1.	Terms of the Offer
General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 3,125,000 shares of our common stock, or if fewer than 3,125,000 shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a purchase price of $3.20 per share (the "Purchase Price"), net to the sellers in cash for a total maximum Purchase Price of up to $10,000,000 as further described below under the heading "Purchase Price." The members of our management team have advised us that they do not intend to tender any shares that they own in this Offer.
The term "Expiration Time" means the end of the day, 5:00 P.M., Eastern Time, on May 13, 2019, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.
In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration based on the number of shares tendered prior to the Expiration Time.
Except as described herein, withdrawal rights expire at the Expiration Time.
If we:
•	increase the price to be paid for shares above $3.20 per share or decrease the price to be paid for shares below $3.20 per share;
•	increase the number of shares being sought in the Offer to exceed a total of 3,125,000 shares; or
•	decrease the number of shares being sought in the Offer; and
•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending at the end of the day, 12:00 Midnight, Eastern Time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. to approximately 12:00 Midnight, Eastern Time.

Purchase Price
The Purchase Price is $3.20 per common share. The Purchase Price has been calculated based on a premium of approximately 5% to the closing price of the common stock on the NYSE as of April 12, 2019.
The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.
All shares we acquire in the Offer will be acquired at the same purchase price. However, because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares that we do not purchase because of proration to the tendering shareholders at our expense promptly after the Offer expires.
If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 3,125,000 shares, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered.

Upon the terms and subject to the conditions of the Offer, if more than 3,125,000 shares have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase all properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below. Due to this proration provision, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased.
Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders. We will announce the final proration factor and commence payment for any shares purchased pursuant to the Offer promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 13, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of Shares held by such shareholder.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.
2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans
Purpose of the Offer. On April 12, 2019, our Board of Directors approved a tender offer for up to 3,125,000 shares of our common stock, representing an aggregate purchase price of approximately $10 million at the offer price of $3.20, which we may accept for payment in the Offer in accordance with the rules of the Securities and Exchange Commission  (the "Commission" or the "SEC"). Our Board of Directors has determined that the Offer is a prudent use of our available cash from operations and other financial resources and delivers value to our shareholders. Our Board of Directors has also determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders to share in a higher portion of our future potential.
The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.
The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker's fees or commissions associated with open market sales.
Neither the Company nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.
If the Offer is oversubscribed, we will purchase shares on a pro rata basis from all shareholders who properly tender shares. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer.
Certain Effects of the Offer. Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. However, we may not be able to issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.
Shares we acquire pursuant to the Offer will be cancelled and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the NYSE) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.
The Offer will reduce our "public float" (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the proportional holdings of our directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.
Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;
•
any change in our present board of directors or management or any plans or proposals to change the number or the term of directors (except that we may fill any existing vacancies on the board and vacancies arising on the board in the future);

•	any material change in our indebtedness or capitalization, our corporate structure or our business;
•	any class of our equity securities ceasing to be authorized to be listed on the NYSE;

•	the termination of registration under Section 12(g) of the Exchange Act of any class of our equity securities;
•	the suspension of our obligation to file reports under the Exchange Act; or
•	the acquisition or disposition by any person of our securities.
Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.
3.	Procedures for Tendering Shares
Valid Tender. For a shareholder to make a valid tender of shares under the Offer:
(i)          the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:
•
a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an "agent's message" (see "—Book-Entry Transfer" below), and any other required documents; and

•
either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "Book-Entry Transfer" below); or

(ii)          the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.
If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee's applicable deadline.
The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.
We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.
Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary's account at the book-entry transfer facility as we describe above is referred to herein as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility's procedures will not constitute delivery to the Depositary.
The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:
•
the "registered holder(s)" of those shares signs the Letter of Transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

•	those shares are tendered for the account of an "eligible institution."
For purposes hereof, a "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.
Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.
Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:
•	your tender is made by or through an eligible institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•
the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary's account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent's message, and (2) all other required documents.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.
Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.
Tendering Shareholders' Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to us that (a) such shareholder has a "net long position" in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions; provided, however, tendering shareholders may challenge our determinations in a court of competent jurisdiction and tendering shareholders shall not be deemed to have waived any right if such waiver would be impermissible under Section 29(a) of the Exchange Act.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at (800) 546-5141. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.
4.	Withdrawal Rights
Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time, unless we extend the Offer, for all shares. You may also withdraw your previously tendered shares at any time after the end of the day, 5:00 P.M., Eastern Time, on May 13, 2019, unless such shares have been accepted for payment as provided in the Offer.
For a withdrawal to be effective, a written notice of withdrawal must:
•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and
•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.
If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.
Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.
We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all persons participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price
For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per-share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:
•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at the book-entry transfer facility,
•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent's message, and
•	any other required documents.
We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including shares not purchased due to proration will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.
Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.
We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.
6.	Conditions of the Offer
Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;
•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity;
•
a decrease in excess of 10% in the market price for the shares or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;
•
any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•
legislation amending the Internal Revenue Code of 1986, as amended (the "Code"), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•
there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

o
challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

o	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;
o
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

o	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

o	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
o
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•	we learn that:
o
any entity, "group" (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before April 12, 2019);

o
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before April 12, 2019, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

o
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to cause the shares to be subject to delisting from the NYSE.
The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction.
7.	Price Range of the Shares
The shares are traded on the NYSE under the symbol "DSX". The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the NYSE, based on published financial sources.
Fiscal Year Ending December 31, 2019

	High	Low
First Quarter	$3.57	$2.45

Fiscal Year Ending December 31, 2018

	High	Low
First Quarter	$4.50	$3.35
Second Quarter	5.10	3.34
Third Quarter	5.00	3.80
Fourth Quarter	4.18	3.06

Fiscal Year Ended December 31, 2017

	High	Low
First Quarter	$4.79	$3.30
Second Quarter	6.03	3.50
Third Quarter	4.26	3.63
Fourth Quarter	4.57	3.66

On April 12, 2019, the reported closing price of the shares listed on the NYSE was $3.04 per share. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.
8.	Source and Amount of Funds
Assuming that 3,125,000 shares are purchased in the Offer at the purchase price of $3.20 per share, the aggregate purchase price will be approximately $10 million. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash and cash equivalents.
9.	Information About Diana Shipping Inc.
Diana Shipping Inc. is a holding company incorporated under the laws of Liberia in March 1999 as Diana Shipping Investments Corp. In February 2005, the Company's articles of incorporation were amended. Under the amended and restated articles of incorporation, the Company was renamed Diana Shipping Inc. and was re-domiciled from the Republic of Liberia to the Republic of the Marshall Islands.  Our executive offices are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at this address is +30-210-947-0100. Our agent and authorized representative in the United States is our wholly-owned subsidiary, Bulk Carriers (USA) LLC, established in September 2006, in the State of Delaware, which is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
Operations
We are a global provider of shipping transportation services. We specialize in the ownership of dry bulk vessels. As of the date of this offer, our operating fleet consists of 45 dry bulk carriers, of which 17 are Panamax, five are Kamsarmax, five are Post-Panamax, 14 are Capesize and four are Newcastlemax vessels, having a combined carrying capacity of approximately 5.6 million dwt.
We charter our vessels to customers pursuant to short-term, medium-term and long-term time charters. Currently, the majority of our vessels are employed on short-term and medium-term time charters. Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and port and canal charges. However, our voyage results may be affected by differences in bunker prices. We remain responsible for paying the chartered vessel's operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses, and we also pay commissions to one or more unaffiliated ship brokers and to in-house brokers associated with the charterer for the arrangement of the relevant charter.
Directors and Senior Management
Set forth below are the names, ages and positions of our directors and executive officers. Our Board of Directors consists of eleven members and is elected annually on a staggered basis, and each director elected holds office for a three-year term and until his or her successor is elected and has qualified, except in the event of such director's death, resignation, removal or the earlier termination of his or her term of office. Officers are appointed from time to time by our board of directors and hold office until a successor is appointed or their employment is terminated.  Our current board composition is as follows:

Name	Age	Position
Simeon Palios	77	Class I Director, Chief Executive Officer and Chairman
Anastasios Margaronis	63	Class I Director and President
Ioannis Zafirakis	47	Class I Director, Chief Strategy Officer and Secretary
Andreas Michalopoulos	47	Class III Director, Chief Financial Officer and Treasurer
Maria Dede	46	Chief Accounting Officer
William (Bill) Lawes	75	Class II Director
Konstantinos Psaltis	80	Class II Director
Kyriacos Riris	69	Class II Director
Apostolos Kontoyannis	70	Class III Director
Semiramis Paliou	44	Class III Director, Chief Operating Officer
Konstantinos Fotiadis	68	Class III Director
Christos Glavanis	65	Class I Director

The term of our Class I directors expires in 2021, the term of our Class II directors expires in 2022, and the term of our Class III directors expires in 2020.
The business address of each officer and director is the address of our principal executive offices, which are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece.
Biographical information with respect to each of our directors and executive officers is set forth below.
Simeon P. Palios has served as the Chief Executive Officer and Chairman of Diana Shipping Inc. since February 21, 2005 and as a Director since March 9, 1999 and has served as the Chief Executive Officer and Chairman of Performance Shipping Inc. since January 13, 2010. Mr. Palios also serves currently as the President of Diana Shipping Services S.A., our management company. Prior to November 12, 2004, Mr. Palios was the Managing Director of Diana Shipping Agencies S.A. Since 1972, when he formed Diana Shipping Agencies S.A., Mr. Palios has had overall responsibility for its activities. Mr. Palios has experience in the shipping industry since 1969 and expertise in technical and operational issues. He has served as an ensign in the Greek Navy for the inspection of passenger boats on behalf of Ministry of Merchant Marine and is qualified as a naval architect and marine engineer. Mr. Palios is a member of various leading classification societies worldwide and he is a member of the board of directors of the United Kingdom Freight Demurrage and Defense Association Limited. Mr. Palios has also served as President of the Association "Friends of Biomedical Research Foundation, Academy of Athens" since 2015. He holds a bachelor's degree in Marine Engineering from Durham University.
Anastasios C. Margaronis has served as our President and as a Director since February 21, 2005 and has served as the Director and President of Performance Shipping Inc. since January 13, 2010. Mr. Margaronis is a Deputy President of Diana Shipping Services S.A., where he also serves as a Director and Secretary. Prior to February 21, 2005, Mr. Margaronis was employed by Diana Shipping Agencies S.A. and performed on our behalf the services he now performs as President. He joined Diana Shipping Agencies S.A. in 1979 and has been responsible for overseeing our vessels' insurance matters, including hull and machinery, protection and indemnity and war risks insurances. Mr. Margaronis has experience in the shipping industry, including in ship finance and insurance, since 1980. He is a member of the Greek National Committee of the American Bureau of Shipping and a member of the board of directors of the United Kingdom Mutual Steam Ship Assurance Association (Europe) Limited. He holds a bachelor's degree in Economics from the University of Warwick and a master's of science degree in Maritime Law from the Wales Institute of Science and Technology.

Ioannis G. Zafirakis has served as our Director, Chief Strategy Officer and Secretary since August 2018. Under his capacity as Chief Strategy Officer, Mr. Zafirakis is responsible for establishing and reviewing key strategic priorities and translating them into a comprehensive strategic plan, monitoring the execution of the plan, facilitating and driving key strategic initiatives through inception phase. He is also responsible for communicating the Company's strategy and overall goals internally and externally. In addition, Mr. Zafirakis is the Chief Strategy Officer of Diana Shipping Services S.A., where he also serves as Director and Treasurer. Since February 2005, Mr. Zafirakis served for the same companies in various positions such as Chief Operating Officer, Executive Vice-President and Vice-President. From June 1997 to February 2005, Mr. Zafirakis was employed by Diana Shipping Agencies S.A. where he held a number of positions in its finance and accounting department. He currently also serves as Director, Chief Strategy Officer and Secretary of Performance Shipping Inc. Mr. Zafirakis is a member of the Business Advisory Committee of the Shipping Programs of ALBA Graduate Business School at The American College of Greece. He holds a bachelor's degree in Business Studies from City University Business School in London and a master's degree in International Transport from the University of Wales in Cardiff.
Andreas Michalopoulos has served as the Company's Chief Financial Officer and Treasurer since March 8, 2006 and also has served in these positions with Performance Shipping Inc. since January 13, 2010. Mr. Michalopoulos started his career in 1993 when he joined Merrill Lynch Private Banking in Paris. In 1995, he became an International Corporate Auditor with Nestle SA based in Vevey, Switzerland and moved in 1998 to the position of Trade Marketing and Merchandising Manager. From 2000 to 2002, he worked for McKinsey and Company in Paris, France, as an Associate Generalist Consultant before joining a major Greek Pharmaceutical Group with U.S. R&D activity as a Vice President of International Business Development and Member of the Executive Committee in 2002 where he remained until 2005. From 2005 to 2006, he joined Diana Shipping Agencies S.A. as a Project Manager. Mr. Michalopoulos graduated from Paris IX Dauphine University with Honors in 1993 obtaining an MSc in Economics and a master's degree in Management Sciences specialized in Finance. In 1995, he also obtained a master's degree in Business Administration from Imperial College, University of London. Mr. Andreas Michalopoulos is married to the youngest daughter of Mr. Simeon Palios, the Company's Chief Executive Officer and Chairman.
Maria Dede has served as our Chief Accounting Officer since September 1, 2005 during which time she has been responsible for all financial reporting requirements. Mrs. Dede has also served as an employee of Diana Shipping Services S.A. since March 2005. In 2000 Mrs. Dede joined the Athens branch of Arthur Andersen, which merged with Ernst and Young (Hellas) in 2002, where she served as an external auditor of shipping companies until 2005. From 1996 to 2000 Mrs. Dede was employed by Venus Enterprises S.A., a ship-management company, where she held a number of positions primarily in accounting and supplies. Mrs. Dede holds a Bachelor's degree in Maritime Studies from the University of Piraeus, a Master's degree in Business Administration from the ALBA Graduate Business School and a Master's degree in Auditing and Accounting from the Greek Institute of Chartered Accountants.
William (Bill) Lawes has served as a Director and the Chairman of our Audit Committee since March 2005. Mr. Lawes served as a Managing Director and a member of the Regional Senior Management Board of JPMorgan Chase and its predecessor banks from 1987 until 2002. Prior to joining JPMorgan Chase, he was Global Head of Shipping Finance at Grindlays Bank. Since December 2007, he has served as an independent member of the Board of Directors and Chairman of the Audit Committee of Teekay Tankers Ltd. Mr. Lawes joined Seafarers UK, a maritime charity, as Trustee and Finance Committee member in 2016. Mr. Lawes is qualified as a member of the Institute of Chartered Accountants of Scotland.
Konstantinos Psaltis has served as a Director since March 2005 and a member of our Compensation Committee since May 2017. From 1981 to 2006, Mr. Psaltis served as Managing Director of Ormos Compania Naviera S.A., a company that specializes in operating and managing multipurpose container vessels and from 2006 until today as a President of the same company. Prior to joining Ormos Compania Naviera S.A., Mr. Psaltis simultaneously served as a technical manager in the textile manufacturing industry and as a shareholder of shipping companies managed by M.J. Lemos. From 1961 to 1964, he served as ensign in the Royal Hellenic Navy. He holds a degree in Mechanical Engineering from Technische Hochschule Reutlingen & Wuppertal and a bachelor's degree in Business Administration from Tubingen University in Germany.

Kyriacos Riris has served as a Director since March 2015. Commencing in 1998, Mr. Riris served in a series of positions in PricewaterhouseCoopers (PwC), Greece, including Senior Partner, Managing Partner of the Audit and the Advisory/Consulting Lines of Service. From 2009 to 2014, Mr. Riris served as Chairman of the Board of Directors of PricewaterhouseCoopers (PwC), Greece. Prior to its merger with PwC, Mr. Riris was employed at Grant Thornton, Greece, where in 1984 he became a Partner. From 1976 to 1982, Mr. Riris was employed at Arthur Young, Greece.  Mr. Riris holds a degree from Birmingham Polytechnic (presently Birmingham City University) and completed his professional qualifications with the Association of Certified Chartered Accountants (ACCA) in the UK in 1975, becoming a Fellow of the Association of Certified Accountants in 1985.
Apostolos Kontoyannis has served as a Director and as the Chairman of our Compensation Committee and a member of our Audit Committee since March 2005. Mr. Kontoyannis has over 40 years of experience in shipping finance and currently serves as financial consultant to various shipping companies. He was employed by Chase Manhattan Bank N.A. in Frankfurt (Corporate Bank), London (Head of Shipping Finance South Western European Region) and Piraeus (Manager, Ship Finance Group) from 1975 to 1987. Mr. Kontoyannis holds a bachelor's degree in Finance and Marketing and a master's degree in business administration in Finance from Boston University.
Semiramis Paliou has served as a Director of Diana Shipping Inc. since March 2015. Mrs. Paliou has almost 20 years of experience in shipping operations, technical management and crewing.  Mrs. Paliou began her career at Lloyd's Register of Shipping from 1996 to 1998 as a trainee ship surveyor.  She was then employed by Diana Shipping Agencies S.A. From 2007 to 2010 she was employed as a Director and President of Alpha Sigma Shipping Corp. From February 2010 to November 2015 she was the Head of the Operations, Technical and Crew department of Diana Shipping Services S.A. From November 2015 to October 2016 she served as Vice President of the same company. From November 2016 to the end of July 2018, she served as Managing Director and Head of the Technical, Operations, Crew and Supply department of Unitized Ocean Transport Limited. As of August 2018, she is the Chief Operating Officer of Diana Shipping Inc. and Diana Shipping Services S.A. As of November 2018, Mrs. Paliou serves as Chief Operating Officer of Performance Shipping Inc. Mrs. Paliou obtained her BSc in Mechanical Engineering from Imperial College, London and her MSc in Naval Architecture from University College, London.  She is the daughter of Simeon Palios, our Chief Executive Officer and Chairman, and is a member of the Greek committee of Det Norske Veritas - Germanischer Lloyd, a member of the Greek committee of Nippon Kaiji Kyokai and a member of the Greek committee of Bureau Veritas. Since March 2018, Mrs. Paliou is on the board of directors of the Hellenic Marine Environment Protection Association.
Konstantinos Fotiadis served as an independent Director and as the Chairman of the Audit Committee of Performance Shipping Inc. since the completion of the private offering and until February 8, 2011. From 1990 until 1994 Mr. Fotiadis served as the President and Managing Director of Reckitt & Colman (Greece), part of the British multinational Reckitt & Colman plc, manufacturers of household, cosmetics and health care products. From 1981 until its acquisition in 1989 by Reckitt & Colman plc, Mr. Fotiadis was a General Manager at Dr. Michalis S.A., a Greek company manufacturing and marketing cosmetics and health care products. From 1978 until 1981 Mr. Fotiadis held positions with Esso Chemicals Ltd. and Avrassoglou S.A. Mr. Fotiadis has also been active as a business consultant and real estate developer. Mr. Fotiadis holds a degree in Economics from Technische Universitaet Berlin and in Business Administration from Freie Universitaet Berlin.
Christos Glavanis has over 30 years of experience in the audit profession, serving in several senior roles at Ernst & Young, including as Chairman and Managing Partner of EY Greece from 1987 to 2010 and Managing Partner of EY South East Europe from 1996 to 2010. Mr. Glavanis was also a main Board Member of EY EMEIA Regional and a member of EY Global Council. Currently, Mr. Glavanis is a non-executive board member of W S Karoulias S.A., a beverage distribution company based in Athens, Greece and BuyaPowa Ltd., a London, England based online platform allowing users to design, launch, and analyze social sales campaigns. He is also the trustee of Phase Worldwide, a United Kingdom charity. He previously served as a non-executive board member and chairman of the Audit Committee of Korres S.A, a Greece based cosmetics company, chairman of the Audit Committee of the Hellenic Financial Stability Fund, board member and audit committee member of Eurobank SA and a non-executive board member of Pharmaten S.A. Greece based pharmaceutical company.

Employees
We crew our vessels primarily with Greek officers and Filipino officers and seamen and may also employ seamen from Poland, Romania and Ukraine. DSS and DWM are responsible for identifying the appropriate officers and seamen mainly through crewing agencies. The crewing agencies handle each seaman's training, travel and payroll. The management companies ensure that all our seamen have the qualifications and licenses required to comply with international regulations and shipping conventions. Additionally, our seafaring employees perform most commissioning work and supervise work at shipyards and drydock facilities. We typically man our vessels with more crew members than are required by the country of the vessel's flag in order to allow for the performance of routine maintenance duties.
Where You Can Find More Information
We are subject to certain of the informational filing requirements of the Exchange Act. Since we are a "foreign private issuer," we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the "Schedule TO") with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.
We have not authorized anyone to provide you with information that differs from that contained in this Offer to Purchase.  You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to our shareholders nor the decision to tender, or not to tender, common shares, shall create any implication to the contrary.
This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
Incorporation by Reference
The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents (or portions thereof) listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.
(a)          Our Annual Report on Form 20-F for the year December 31, 2018, filed with the SEC on March 12, 2019.
Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or calling us at:

Diana Shipping Inc.
Pendelis 16, 175 64 Palaio Faliro, Athens, Greece
Attention: Mr. Ioannis Zafirakis
Tel:  + 30-210-9470-100, Fax: + 30-210-9470-101
E-mail: izafirakis@dianashippinginc.com

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http://www.dianashippinginc.com. Information contained on our website is not part of, and is not incorporated into, this Offer.
10.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
As of April 12, 2019, there are 101,874,965 shares of common stock issued and outstanding. The 3,125,000 shares we are offering to purchase under the Offer represent approximately 3.1% of the total number of issued shares as of April 12, 2019.
 The following table sets forth information regarding ownership of our common stock of which we are aware as of April 12, 2019, for (i) beneficial owners of five percent or more of our common stock and (ii) our officers and directors, individually and as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each share of common stock held, with the exception of the holders of our Series C Preferred Shares, which are entitled to 1,000 votes of share.  See "Recent Securities Transactions", below.

Title of Class	Identity of Person or Group	Number of Shares Owned	Percent of Class*
Common Stock, par value $0.01	Simeon Palios (1)	15,513,891	15.23%
	Franklin Resources Inc. (2)	11,561,800	11.3%
	Kopernik Global Investors, LLC (3)	7,540,217	7.4%
	Anastasios Margaronis (4)	6,465,438	6.3%
	Hosking Partners LLP (5)	5,307,060	5.2%
	All officers and directors as a group (6)	28,093,846	27.6%

* Based on 101,874,965 common shares outstanding as of April 12, 2019.

(1)
Mr. Simeon Palios indirectly may be deemed to beneficially own 15,513,891 shares beneficially owned by Steamship Shipbroking Enterprises Inc. (formerly Diana Enterprises Inc.), including 15,339,690 shares beneficially owned through Taracan Investments S.A. ("Taracan") and 174,201 shares beneficially owned through Limon Compania Financiera S.A., as the result of his ability to control the vote and disposition of such entities. As of December 31, 2016, 2017 and 2018, Mr. Simeon Palios owned indirectly 22.2%, 22.5% and 24.3%, respectively, of our outstanding common stock.

(2)	This information is derived from a Schedule 13G/A filed with the SEC on January 25, 2019, adjusting the percentage figure based on 101,874,965 common shares outstanding as of April 12, 2019.
(3)	This information is derived from a Schedule 13G/A filed with the SEC on February 13, 2019, adjusting the percentage figure based on 101,874,965 common shares outstanding as of April 12, 2019.
(4)
Mr. Anastasios Margaronis indirectly may be deemed to beneficially own 6,465,438 Shares, representing 6.3% of our outstanding common stock, owned through Anamar Investments Inc., as the result of his ability to control the vote and disposition of such entity.

(5)	This information is derived from a Schedule 13G filed with the SEC on January 24, 2019, adjusting the percentage figure based on 101,874,965 common shares outstanding as of April 12, 2019.
(6)
Mr. Simeon Palios and Mr. Anastasios Margaronis are our only directors or officers that beneficially own 5% or more of our outstanding common stock. Mr. Andreas Michalopoulos may be deemed to beneficially own 1,955,405 shares, or 1.9% of our outstanding common stock, beneficially owned through Mitzela Corp.; Mr. Ioannis Zafirakis may be deemed to beneficially own 1,955,182 shares, or 1.9% of our outstanding common stock, beneficially owned through Abra Marinvest Inc.; and Mrs. Semiramis Paliou may be deemed to beneficially own 1,106,691 shares, or 1.1% of our outstanding common stock, beneficially owned through 4 Sweet Dreams S.A. All other officers and directors each own less than 1% of our outstanding common stock. In addition, Abra Marinvest Inc. owns 55,390, or 2.1% of the outstanding Series B Preferred Shares, Mitzela Corp owns 45,000, or 1.7% of the outstanding Series B Preferred Shares and Mr. Anastasios Margaronis owns indirectly 28,025, or 1.1% of the outstanding Series B Preferred Shares. All officers and directors as a group own 133,575, or 5.1% of our outstanding Series B Preferred Shares. Mr. Simeon Palios indirectly may be deemed to beneficially own 10,675 shares of our newly-designated Series C Preferred Stock, or 100% of our outstanding Series C Preferred Stock, through Taracan.

Recent Securities Transactions
The information contained in our Annual Report on Form 20-F for the year December 31 2018, filed with the SEC on March 12, 2019 is hereby incorporated by reference.
11.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act
The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.
We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be subject to delisting from the NYSE. See Section 6.
The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of our shareholders.
12.	Legal Matters; Regulatory Approvals
We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 6.
13.	Certain Material U.S. Federal Income Tax Consequences of the Offer.
The following summary describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.
This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions or "financial services entities"; broker-dealers; taxpayers who have elected mark-to-market accounting; tax-exempt entities; governments or agencies or instrumentalities thereof; insurance companies; regulated investment companies; real estate investment trusts; certain expatriates or former long-term residents of the United States; persons that actually or constructively own 10% or more of our voting shares; persons that hold our warrants; persons that hold our common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; persons required to recognize income no later than when such income is included on an "applicable financial statement"; or persons whose functional currency is not the U.S. dollar.). This discussion does not address the application of the alternative minimum tax or the state, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a "U.S. Holder" means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust's administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.
If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnership, should consult their own tax advisors.
Holders of shares that are not U.S. Holders are referred to as "non-U.S. Holders".
Material Considerations of U.S. Holders
Exchange of Shares Pursuant to the Offer. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder's particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.
Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a "complete termination" of all such U.S. Holder's equity interest in us, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder, or (c) is "not essentially equivalent to a dividend" with respect to the U.S. Holder (the "Section 302 tests"). In applying the Section 302 tests, a U.S. Holder must take into account shares that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares owned by certain family members (except that in the case of a "complete termination" a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the "substantially disproportionate" test, the U.S. Holder nonetheless may satisfy the "not essentially equivalent to a dividend" test. An exchange of shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's equity interest in us. An exchange of shares for cash that results in any reduction of the proportionate equity interest in us of a U.S. Holder with a relative equity interest in us that is minimal and that does not exercise any control over or participate in the management of our corporate affairs should be treated as "not essentially equivalent to a dividend." U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder's tax basis in the shares exchanged therefor. Assuming we do not constitute a passive foreign investment company, or  PFIC, for any taxable year, any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gains of non-corporate U.S. Holders are taxed at preferential rates. Capital losses are subject to limitations on their use.
If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a distribution.  Subject to the PFIC rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as  Nasdaq Capital Market on which the common shares are currently listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.
Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis in a common share—paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating options as stock), in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:
●	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
●	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.
●
See "Tax Considerations—United States Federal Income Tax Consequences—United States Federal Income Taxation of U.S. Holders" for a discussion of the application of the PFIC rules to holders of our warrants.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute "passive income" unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.
Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting its position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC a U.S. Holder would be required to file an IRS Form 8621 for the year with respect to such holder's common stock.
Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of the our ordinary earnings and its net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his, her or its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year. A U.S. Holder may not make a QEF election with respect to its ownership of a warrant.
Taxation of U.S. Holders Making a "Mark-to-Market" Election
Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common stock is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common stock;

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies while owning our common stock, such Non-Electing Holder's successor generally would not receive a step-up in tax basis with respect to such stock.
Material Considerations of Non-U.S. Holders.
Tendering Non-U.S. Holders of shares generally should not be subject to U.S. federal income or withholding tax, unless the proceeds from the Offer are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).
Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common stock within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common stock to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our common stock to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common stock by a non-corporate U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS.
14.	Extension of the Offer; Termination; Amendment
We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 6 has occurred or is deemed by us to have occurred, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through the Company's investor relations firm. In addition, we would file such press release as an exhibit to the Schedule TO.
If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.
15.	Fees and Expenses
We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.
16.	Miscellaneous
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.
This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.
You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary or the Information Agent.
April 15, 2019
The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Computershare Trust Company, N.A.

By First Class Mail :	By Overnight Courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Attn: Corporate Actions	Attn: Corporate Actions
P.O. Box 43011	250 Royall St., Suite V
Providence, Rhode Island 02940-3011	Canton, Massachusetts 02021

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
 1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Banks, Brokers and Shareholders Call Toll-Free: (800) 248-7690
Parties outside the U.S. can reach the information agent at +1-781-575-2137